                                                                    Exhibit 99.1

                                  NEWS RELEASE
--------------------------------------------------------------------------------
15301 w. 109TH Street, Lenexa, KS  66219  Phone: 913-647-0158 Fax:  913-647-0132

investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

Contact: Karl B. Gemperli
         (913) 647-0158, Phone
         (913) 647-0132, Fax
         investorrelations@elecsyscorp.com

ELECSYS CORPORATION REPORTS SECOND QUARTER FINANCIAL RESULTS

Lenexa,  Kansas  (December 12, 2005) - Elecsys  Corporation  (AMEX:  ASY), today announced  its  financial  results  for the three  months and six  months  ended
October 31, 2005.

Results for the second quarter ended October 31, 2005:
     Sales for the quarter ended October 31, 2005 were approximately $3,546,000, an  increase of $374,000 or 12% from  $3,172,000  for the  comparable  period of fiscal 2005.  Sales at DCI increased  approximately  $354,000,  or 11%, from the prior year period.  The increase was  primarily the result of an increase in new and existing  customer orders at DCI,  specifically  in the electronic  assembly product  line.  Sales also  increased,  although  at a slower  pace,  in the LCD product line. The current period sales in the hybrids product line were slightly lower than  sales in the prior  year  period.  Sales  volumes at NTG,  which was acquired in November 2004,  were $284,000 for the current  period.  Sales at NTG increased $80,000,  or 39%, from the previous  three-month period ended July 31,
2005  and  also  contributed  to the  overall  increase  in  sales  shown in the
consolidated   financial  results.   Total  backlog  at  October  31,  2005  was
approximately $10,456,000, an increase of approximately $4,693,000, or 81%, from a total  backlog of $5,763,000 on October 31, 2004 and an increase of $3,423,000 from a total backlog of $7,033,000 on July 31, 2005. Backlog represents purchase orders in place from our  customers  that are  scheduled  for shipment in future periods.  As a result of the timing of shipments from orders in our backlog,  we expect DCI sales volumes for the third  quarter to be similar or slightly  lower than the sales volumes achieved in the current quarter. We anticipate  increases in sales in the fourth quarter of the current  fiscal year and continuing  sales increases in the first two quarters of fiscal 2007. Sales at NTG are expected to continue at a modest  growth rate over the next few quarters as the new products continue to be marketed and additional marketplace applications for the products are explored.
     Gross margin was approximately 33% of sales, or $1,167,000, for the quarter ended October 31, 2005 as compared to 30% of sales, or $945,000, for the quarter ended October 31, 2004.  The increase in gross margin is primarily the result of overall product mix, increased sales volumes in the electronic  assembly and LCD product lines at DCI, and the addition of NTG's

products.  We expect that gross margins over the next few quarters will continue at  or  near  our  historical  margins  of  27%  -  30%.
     Selling,  general and  administrative  ("SG&A") expenses were $870,000,  an increase of  $184,000,  or 27% from the same period a year ago. The increase was mainly due to the  acquisition  of NTG during  the third  fiscal  quarter of the prior year,  the SG&A  expenses  of which were  approximately  $161,000  for the period.  Corporate  expenses and DCI's SG&A expenses  were also slightly  higher than the comparable period in fiscal 2005. We expect that our SG&A expenses will continue  at or near their  current  levels for the near term as a result of our continuing  efforts to invest in NTG product  development  and sales.
     Operating  income for the three-month  period was $297,000,  as compared to operating income of $259,000 in the same  three-month  period in the prior year.
     Interest expense was $41,000 and $36,000 for the three-month  periods ended
October  31,  2005  and  2004,  respectively.  The  increase  was due to  higher borrowings outstanding on the line of credit as well as increases in the line of credit interest rate as compared to the previous year.
     As a result of the above,  net income was  $257,000,  or $0.08 per  diluted share,  for the  three-month  period  ended  October 31, 2005 as compared to net income of $224,000,  or $0.07 per diluted  share,  reported for the  three-month period ended October 31, 2004.

Results for the six-month period ended October 31, 2005:
     Sales  for the  six  months  ended  October  31,  2005  were  approximately
$7,026,000,  an increase of $938,000, or 15%, from $6,088,000 for the comparable period of fiscal 2005. Sales at DCI increased  $833,000,  or approximately  14%, from the prior year period. The increase was primarily the result of an increase in new and  existing  customer  orders at DCI,  specifically  in the  electronic assembly and LCD product  lines.  The hybrids  product line had sales during the current  period that were  slightly  lower than sales in the prior year  period.
Sales volumes at NTG were  $488,000 for the  six-month  period ended October 31,
2005  which also  contributed  to the  overall  increase  in sales  shown in the consolidated financial results.
     Gross margin for the six-month  period ended October 31, 2005,  was 31%, or
$2,190,000,  compared to 28%, or  $1,729,000,  for the  six-month  period  ended
October 31,  2004.  The  increase in gross  margin was  primarily  the result of product  mix,  increased  sales  volumes  in the  electronic  assembly  and  LCD production product lines and the addition of NTG's products.
     Operating expenses increased $459,000 to $1,756,000 in the six-month period ended October 31, 2005 from $1,297,000 in the six-month period ended October 31,
2004.  The  increase was mainly due to the  acquisition  of NTG during the third fiscal quarter of the prior year.  Operating  expenses at NTG were approximately
$357,000 for the year to date period which represents a majority of the increase for the period. Corporate and DCI's operating expenses were also higher than the comparable  period in fiscal  2005,  primarily as a result of an increase in the number of personnel in the sales and engineering departments.
     Operating  income for the  six-month  period  ended  October  31,  2005 was
$434,000 as compared to operating  income of $432,000 for the same period in the prior fiscal year.
     Net income for the six-month period ended October 31, 2005 was $371,000, or
$0.11 per fully  diluted  share as compared to net income of $367,000,  or $0.13 per fully diluted share, for the six-month period ended October 31, 2004.

     Karl B.  Gemperli,  Chief  Executive  Officer,  stated,  "We are pleased to report the  operating  results of another  successful  quarter  with both strong sales growth and increased  gross margins.  Our disciplined  operating  strategy yielded increased bookings, revenues and profitability while our backlog grew to over $10  million,  an  increase  of almost 50% from the prior  quarter.  We are encouraged  that gross margins for the quarter  increased due to both  continued
operating  efficiency  and the addition of the  proprietary  NTG products to our overall  product mix. At DCI, we are building  significant  additional  business relationships through strategic  partnerships with new customers and continue to pursue  fresh  growth  prospects  while  adding  manufacturing  and  engineering capacity to broaden our  capabilities  and  sustain  our  anticipated  long-term growth.  With sales of the initial  product line at NTG  increasing,  we plan to implement  several new expansion  initiatives that will help propel NTG into its next phase of growth."

Elecsys  Corporation is a publicly  traded holding company with two wholly owned subsidiaries,  DCI, Inc. and NTG, Inc. DCI designs, manufactures, and integrates custom electronic  interface  solutions for original equipment  manufacturers in
the  medical,   aerospace,   communications,   industrial  product,   and  other
industries.   DCI  has  specialized   capabilities  to  design  and  efficiently
manufacture custom electronic  assemblies which integrate a variety of interface technologies,  such as custom liquid  crystal  displays,  light  emitting  diode displays, and keypads, with circuit boards and other electronic components.  NTG designs,  markets,  and provides remote monitoring solutions for the gas and oil pipeline  industry  as well as  other  industries  requiring  remote  monitoring solutions. For more information, visit our website at www.elecsyscorp.com.

Safe-Harbor  statement:  The  discussions  set forth in this press  release  may contain  forward-looking  comments based on current  expectations that involve a number of risks and  uncertainties.  Actual results could differ materially from those  projected or suggested in the  forward-looking  comments.  The difference could be  caused by a number  of  factors,  including,  but not  limited  to the factors and conditions that are described in Elecsys  Corporation's SEC filings, including  the Form  10-KSB for the year  ended  April 30,  2005.  The reader is cautioned  that  Elecsys  Corporation  does  not have a policy  of  updating  or revising  forward-looking  statements  and thus he or she should not assume that silence by management of Elecsys  Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

                      Elecsys Corporation and Subsidiaries
                      Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                            Three Months Ended                  Six Months Ended
                                                October 31,                        October 31,
                                           2005             2004             2005             2004
                                           ----             ----             ----             ----
Sales                                     $3,546           $3,172           $7,026           $6,088
Cost of products sold                      2,379            2,227            4,836            4,359
                                       ---------        ---------        ---------        ---------
Gross margin                               1,167              945            2,190            1,729

Selling, general and administrative
  expenses                                   870              686            1,756            1,297
                                       ---------        ---------        ---------        ---------
Operating income                             297              259              434              432

Financial income (expense):
  Interest expense                          (41)             (36)             (65)             (76)
  Interest income                              1                1                2                1
                                       ---------        ---------        ---------        ---------
                                            (40)             (35)             (63)             (75)
                                       ---------        ---------        ---------        ---------

Income before income taxes                   257              224              371              357
Income tax benefit                            --               --               --               10
                                       ---------        ---------        ---------        ---------

Net income                                  $257             $224             $371             $367
                                       =========        =========        =========        =========

Net income per share information:
  Basic                                    $0.08            $0.08            $0.11            $0.13
  Diluted                                  $0.08            $0.07            $0.11            $0.13

Weighted average common shares
  outstanding:
   Basic                                   3,240            2,890            3,240            2,842
   Diluted                                 3,391            2,995            3,390            2,927